Exhibit 99.1

BioDelivery Sciences Announces Confirmation of Final Formulation of BEMA Buprenorphine/Naloxone Based on Positive BNX-102 Study

RALEIGH, N.C., December 20, 2011 - BioDelivery Sciences International, Inc. (Nasdaq: BDSI) announced results from its confirmatory study, BNX-102, assessing the pharmacokinetics of its BEMA Buprenorphine/Naloxone (BNX) formulation compared to Suboxone. The results confirm the final formulation and provide the basis for moving forward into the pivotal comparative pharmacokinetic study versus Suboxone.

BNX is being developed for the treatment of opioid dependence and contains the same drug components, both buprenorphine and naloxone, as Suboxone, the only currently marketed formulation.

“The results of the BNX-102 study confirmed that the formulation and dose selection derived from our earlier BNX-101 study provide comparable exposure of both component drugs to the reference standard, Suboxone,” stated Dr. Andrew Finn, Executive Vice President of Product Development. “Matching each of the pharmacokinetic standards for a combination product such as Suboxone presents particular drug delivery challenges – and as a result, despite numerous attempts, Suboxone remains without generic competition nearly two years after losing its market exclusivity. Given the significance of this opportunity and the unusual development requirements for products with an abuse deterrent component, we now want to take the prudent step of confirming our regulatory strategy with the FDA by meeting with them in the next 30 days, or at their earliest availability, prior to proceeding to our pivotal comparative pharmacokinetic study, BNX-103, immediately thereafter. We expect this conservative approach creates the potential to significantly reduce any potential regulatory risk for BNX and is consistent with our previously stated strategy.”

“The results from this study increase our enthusiasm regarding this opportunity,” stated Dr. Mark A. Sirgo, President and Chief Executive Officer of BDSI. “Suboxone currently generates more than $1 billion in annual sales with virtually no competition, resulting in a substantial commercial opportunity for BDSI. Building on the approval of our first BEMA product, ONSOLIS, we believe that BNX has the potential to seize a significant share of this growing market, and we believe that the things we have learned from our BNX program create the potential for additional opportunities involving other combination products in the future.”

About BNX-102

BNX-102 was designed to compare the pharmacokinetics of BEMA Buprenorphine/Naloxone (BNX) to the reference product, Suboxone tablets. Healthy volunteers were administered both treatments in a cross-over design. Plasma concentrations of both buprenorphine and naloxone were assessed at intervals. The two primary parameters measured were peak plasma concentrations (Cmax) and the overall exposure, or amount of drug delivered over a specific time interval (AUC), for both buprenorphine and naloxone. The study was not designed to demonstrate bioequivalence.

About BioDelivery Sciences International

BioDelivery Sciences International (NASDAQ: BDSI) is a specialty pharmaceutical company that is leveraging its novel and proprietary patented drug delivery technologies to develop and commercialize, either on its own or in partnerships with third parties, new applications of proven therapeutics. BDSI is focusing on developing products to meet unmet patient needs in the areas of pain management and oncology supportive care. BDSI’s pain franchise currently consists of two products utilizing the patented BEMA technology. ONSOLIS (fentanyl buccal soluble film) is approved in the U.S., Canada, and the E.U. (where it will be marketed as BREAKYL), for the management of breakthrough pain in opioid tolerant, adult patients with cancer. The commercial rights are licensed to Meda for all territories worldwide except for Taiwan (licensed to TTY Biopharm) and South Korea (licensed to Kunwha Pharmaceutical Co.). BDSI’s second pain product, BEMA Buprenorphine, is being developed for the treatment of moderate to severe chronic pain and is in development in a high dose formulation for the treatment of opioid dependence. Additional product candidates are being developed utilizing the BEMA technology for conditions such as nausea/vomiting (BEMA Granisetron). BDSI’s headquarters is located in Raleigh, North Carolina. For more information, visit www.bdsi.com.

BDSI® and BEMA® are registered trademarks of BioDelivery Sciences International, Inc. ONSOLIS® is a registered trademark of Meda Pharmaceuticals, Inc. BREAKYL is registered trademark of Meda Pharma GmbH & Co. KG.

Cautionary Note on Forward-Looking Statements

This press release, the presentation described herein and the statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, the timing and results of additional clinical studies of BEMA Buprenorphine/Naloxone and the FDA’s review of any subsequent NDA for this product) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Readers are cautioned that peak sales and market size estimates have been determined on the basis of market research and comparable product analysis, but no assurances can be given that such estimates are accurate or that such sales levels will be achieved, if at all.

Contacts:

Brian Korb

Senior Vice President

The Trout Group LLC

(646) 378-2923

bkorb@troutgroup.com

Al Medwar

Vice President, Marketing and Corporate Development

BioDelivery Sciences International, Inc.

919-582-9050

amedwar@bdsi.com